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                                                                  EXHIBIT 23.1


   INDEPENDENT AUDITORS' CONSENT AND REPORT ON FINANCIAL STATEMENT SCHEDULE




The Board of Directors
Select Comfort Corporation:


The audits referred to in our report dated February 13, 1998, except as to notes 7, 8 and 9 which are as of August 26, 1998, and note 16 which is as of November ___, 1998, included the related financial statement schedule as of January 3, 1998, and for each of the years in the three-year period ended January 3, 1998, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the use of our reports included herein and to the reference to our firm under the headings "Selected Consolidated Financial Data" and "Experts" in the prospectus.


                                   /s/ KPMG Peat Marwick LLP



Minneapolis, Minnesota
September 2, 1998